Exhibit 99.1

PRESS RELEASE OF TRILINC GLOBAL IMPACT FUND, LLC

Los Angeles, CA (December 21, 2022) - TriLinc Global Impact Fund, LLC (“TriLinc Global Impact Fund” or “TGIF”) announced today the approval of WCA (Working Capital Associates) LLP (“WCA”) as a new sub-advisor for business expansion and socioeconomic development in Africa and Latin America. WCA initially entered into a partnership with TriLinc Global, LLC (“TriLinc”) in January 2022 to act as an investment partner for its private funds.

“We are very excited to be expanding our partnership with Working Capital Associates for broadening our existing term loan and trade finance investment capabilities throughout Africa and Latin America”, stated Gloria Nelund, CEO and founder of TriLinc. “International trade has the potential to deliver important, short, medium, and long-term economic development to SMEs and the communities in which they operate. WCA’s experienced track record, local in-country presence and institutional quality approach to portfolio management aligns with our goal to deliver risk-adjusted returns to our investors while creating positive measurable impact in communities across the globe.”

Federica Sambiase, WCA’s CEO & Founder commented, “This new agreement comes after over a year of co-investing with TriLInc in our portfolio of food value chains in Africa and Latin America. It represents an important step towards achieving WCA’s mission of scaling up its highly successful approach. WCA feels privileged to partner with TriLinc to successfully scale its operations based on a tried-and-proven business model: providing access to capital to high-growth food systems in developing countries, creating proven societal impact and, at the same time, market-rate returns for investors. Our alliance is underpinned by our shared investment values and by our desire to advance the female investing agenda”.

About TriLinc Global Impact Fund

TGIF is a public non-traded, externally managed, limited liability company that makes impact investments in SMEs in developing economies that provide the opportunity to achieve both competitive financial returns and positive measurable impact. TGIF invests in SMEs through experienced local market sub-advisors and expects to create a diversified portfolio of financial assets consisting primarily of collateralized private debt instruments. In addition, TGIF aggregates and analyzes social, economic, and environmental impact data to track progress and measure success against stated objectives.

About Working Capital Associates

Working Capital Associates is a 2X Criteria, female led and founded alternative private credit provider, specialized in responsible financing to sustainable food systems for high growth SMEs in Africa and Latin America. WCA’s vision is to grow climate-smart food systems, by providing private credit to support mid-stream players that use and/or intend to grow the usage of climate-smart transformative production processes. WCA’s strategy is to provide working capital financing to cover the order-to-cash trade cycle, and to incentivize the transition from traditional production methods to climate friendly processing.

Founded in 2018, WCA operates within the framework of three key UN development principles: SDG 2 (food security and sustainable agriculture), SDG 12 (sustainable consumption and production patterns) and SDG 8 (inclusive and sustainable economic, growth, employment, and decent work). Its team is comprised of 8 different nationalities and is spread across 3 continents, with physical presence in each of the target investment countries. The senior members at WCA have more than 85 years of combined experience in private and alternative debt investments in Africa and Latin America.